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                                                               EXHIBIT 99.(a)(4)

               [FORM OF COVER LETTER TO ELIGIBLE OPTION HOLDERS]

                                 ADAPTEC, INC.
                             691 S. MILPITAS BLVD.
                           MILPITAS, CALIFORNIA 95035
                                  May 23, 2001

Dear Adaptec Employee:

    As announced last week, our board of directors has authorized a New Grant Program. This is a voluntary program that allows Adaptec employees to cancel their current stock options having an exercise price above $15.00 per share in exchange for a new nonqualified stock option. Adaptec's compensation committee will grant the new options no earlier than six months and one day after the options are cancelled.

    The attached documents describe the New Grant Program in detail, including the possible benefits and risks of this program. Please take the time to carefully review the documents and instructions enclosed with this letter and consider your decision carefully. There is no way to predict what the price of our common stock will be during the next six months. Our board of directors makes no recommendations as to whether you should participate in the New Grant Program, and we urge you to consult with your own advisors regarding your decision. Included are two (2) copies of the letter of transmittal, one for you to keep and the other for you to return if you decide to participate. If you decide to participate in the New Grant Program, you need to return the letter of transmittal to us no later than 9:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 21, 2001.

    If you have any questions about the New Grant Program, please contact Kelley Wall at (408) 957-4536 or kelley_wall@Adaptec.com.

                                          Sincerely,
                                          /s/ ROBERT N. STEPHENS
                                          --------------------------------------
                                          Robert N. Stephens,
                                          President and Chief Executive Officer

Enclosures